Exhibit 5

WILLKIE FARR & GALLAGHER LLP
787 Seventh Avenue
New York, NY 10019-6099

October 30, 2009

LexingtonPark Parent Corp.
Corporation Trust Center
1209 Orange Street
Wilmington, Delaware 19801

Re:	LexingtonPark Parent Corp.
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to LexingtonPark Parent Corp., a Delaware corporation (the “Company”), with respect to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission on or about the date hereof.  The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Act”), by the Company of 6,198,639 shares of the Company’s Class A Common Stock, par value $0.01 per share (the “Shares”), which may be issued under the Cowen Group, Inc. 2007 Equity and Incentive Plan (the “2007 Plan”) and 2006 Equity and Incentive Plan (the “2006 Plan,” and collectively, the “Plans”), which the Company has agreed to assume pursuant to that certain Transaction Agreement and Agreement and Plan of Merger entered into on June 3, 2009 by Cowen Group, Inc., the Company, Lexington Merger Corp., Park Exchange LLC and Ramius LLC.

We have examined, among other things, originals and/or copies (certified or otherwise identified to our satisfaction) of such documents, papers, statutes, and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.  In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us.  As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications and limitations set forth in this letter, we are of the opinion that, when the Registration Statement has become effective under the Act, the Shares to be originally issued by the Company under the Plan, when duly issued and delivered pursuant to the terms of the Plan, will be validly issued, fully paid, and non-assessable.

This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion is further limited to the General Corporation Law of the State of Delaware, and we express no opinion with respect to the laws of any other jurisdiction or any other laws of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP